Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LENDINGCLUB CORPORATION
Renaud Laplanche hereby certifies that:
ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 2, 2006, and the original name of this corporation is SocBank Corporation.
TWO: He is the duly elected and acting President of LendingClub Corporation, a Delaware corporation.
THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:
I.
The name of this company is LendingClub Corporation (the “Company”).
II.
The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 137,471,535 shares, 80,000,000 of which shall be Common Stock (the “Common Stock”), and 57,471,535 of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share.
B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock of the Company (voting together as a single class on an as-converted to Common Stock basis).

C. 17,006,275 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).
D. 16,410,526 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).
E. 15,621,609 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).
F. 8,433,125 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”).
G. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred, Series C Preferred, Series D Preferred Stock and the Common Stock are as follows:
1. Dividend Rights.
(a) Holders of Series A Preferred, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred, on a pari passu basis and prior in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Original Issue Price (as defined below) for such shares per annum on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred Stock and Series D Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.
(b) The “Original Issue Price” shall be $1.0650 for the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), shall be $0.7483 for the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), shall be $1.5677 for the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and shall be $3.5574 for the Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).
(c) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
(d) The provisions of Section 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(h) hereof are applicable.
(e) California General Corporation Law (“CGCL”) Sections 502 and 503 shall not apply with respect to distributions on shares junior to the Preferred Stock as they relate to repurchases of shares of Common Stock by the Company upon termination of employment or service as a consultant or director.

2. Voting Rights.
(a) General Rights.
(i) Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.
(ii) Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.
(iii) Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders, and not as a separate class, and may act by written consent in the same manner as the Common Stock.
(b) Series A Preferred Protective Provisions. For so long as any shares of Series A Preferred remain outstanding, consent of the holders of at least a fifty-five percent (55%) of the Series A Preferred, voting as a separate class, shall be required for any action that:
(i) alters or changes the rights, preferences or privileges of the Series A Preferred (whether by merger, recapitalization, reorganization, consolidation or otherwise, other than an Acquisition or Asset Transfer that is subject to Section 2(f)(vi) hereof) in a manner that is different from any other series or class of stock;
(ii) reclassifies, alters or amends any existing security of the Company that is pari passu with the Series A Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred in respect of any such right, preference or privilege; or
(iii) reclassifies, alters or amends any existing security of the Company that is junior to the Series A Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series A Preferred in respect of any such right, preference or privilege.

(c) Series B Preferred Protective Provisions. For so long as any shares of Series B Preferred remain outstanding, consent of the holders of at least a majority of the Series B Preferred, voting as a separate class, shall be required for any action that:
(i) alters or changes the rights, preferences or privileges of the Series B Preferred (whether by merger, recapitalization, reorganization, consolidation or otherwise, other than an Acquisition or Asset Transfer that is subject to Section 2(f)(vi) hereof) in a manner that is different from any other series or class of stock;
(ii) reclassifies, alters or amends any existing security of the Company that is pari passu with the Series B Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred in respect of any such right, preference or privilege; or
(iii) reclassifies, alters or amends any existing security of the Company that is junior to the Series B Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series B Preferred in respect of any such right, preference or privilege.
(d) Series C Preferred Protective Provisions. For so long as any shares of Series C Preferred remain outstanding, consent of the holders of at least sixty percent (60%) of the Series C Preferred, voting as a separate class, shall be required for any action that:
(i) alters or changes the rights, preferences or privileges of the Series C Preferred (whether by merger, recapitalization, reorganization, consolidation or otherwise, other than an Acquisition or Asset Transfer that is subject to Section 2(f)(vi) hereof) in a manner that is different from any other series or class of stock;
(ii) reclassifies, alters or amends any existing security of the Company that is pari passu with the Series C Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred in respect of any such right, preference or privilege; or
(iii) reclassifies, alters or amends any existing security of the Company that is junior to the Series C Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series C Preferred in respect of any such right, preference or privilege.

(e) Series D Preferred Protective Provisions. For so long as any shares of Series D Preferred remain outstanding, consent of the holders of at least sixty percent (60%) of the Series D Preferred, voting as a separate class, shall be required for any action that:
(i) alters or changes the rights, preferences or privileges of the Series D Preferred (whether by merger, recapitalization, reorganization, consolidation or otherwise, other than an Acquisition or Asset Transfer that is subject to Section 2(f)(vi) hereof) in a manner that is different from any other series or class of stock; or
(ii) reclassifies, alters or amends any existing security of the Company that is pari passu with the Series D Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred in respect of any such right, preference or privilege; or
(iii) reclassifies, alters or amends any existing security of the Company that is junior to the Series D Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series D Preferred in respect of any such right, preference or privilege; or
(iv) any Liquidation Event pursuant to which the holders of Series D Preferred receive less than the Series D Preferred Liquidation Preference (as defined in Section 3(a) below) with respect to each share of Series D Preferred.
(f) Preferred Stock Protective Provisions. For so long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty five percent (55%) of the outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class on an as converted basis, shall be necessary for effecting or validating any of the following actions (whether by merger, reorganization, amendment, consolidation or otherwise):
(i) any amendment, alteration, waiver or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);
(ii) any alteration or change to the rights, preferences or privileges of the Preferred Stock;
(iii) any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;
(iv) any authorization or any designation of any new class or series of stock (by reclassification or otherwise) or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Preferred Stock in right of redemption, liquidation preference, conversion, voting or dividend rights, or any increase in the authorized or designated number of any such class or series;
(v) any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than the acquisition of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(vi) any merger, corporate reorganization, Acquisition (as defined herein) or Asset Transfer (as defined herein);
(vii) any voluntary dissolution or liquidation of the Company; or
(viii) any increase or decrease in the authorized number of directors on the Company’s Board.
(g) Election of Board of Directors.
(i) For so long as any shares of Series B Preferred remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(ii) For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Series A Directors” and, together with the Series B Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(iii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(iv) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(v) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CGCL. During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly nominated. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vi) During such time or times that the Company is subject to Section 2115(b) of the CGCL, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.
3. Liquidation Rights.
(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall, on a pari passu basis, be entitled to receive by reason of their ownership of such stock, an amount per share of Series A Preferred equal to the Original Issue Price for the Series A Preferred plus all declared and unpaid dividends on the Series A Preferred (the “Series A Preferred Liquidation Preference”), an amount per share of Series B Preferred equal to the Original Issue Price for the Series B Preferred plus all declared and unpaid dividends on the Series B Preferred (the “Series B Preferred Liquidation Preference”), an amount per share of Series C Preferred equal to the Original Issue Price for the Series C Preferred plus all declared and unpaid dividends on the Series C Preferred (the “Series C Preferred Liquidation Preference”) and an amount per share of Series D Preferred equal to the Original Issue Price for the Series D Preferred plus all declared and unpaid dividends on the Series D Preferred (the “Series D Preferred Liquidation Preference”), respectively; provided, however, if, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of their respective liquidation preferences set forth in this Section 3(a), then the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets legally available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(b) After payment in full of the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference and the Series D Liquidation Preference in accordance with Section 3(a) above, the assets of the Company legally available for distribution in such Liquidation Event, if any, shall be distributed ratably to the holders of the Common Stock and Preferred Stock on an as-converted to Common Stock basis.

4. Asset Transfer or Acquisition Rights.
(a) In the event that the Company is a party to an Acquisition or Asset Transfer (each as hereinafter defined), such Acquisition or Asset Transfer shall be deemed to be a Liquidation Event as defined in Section 3(a) above, and each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, and each holder of Common Stock shall be entitled to receive, for each share of Common Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3 above.
(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, however, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean any transaction or series of related transactions to which the Company is a party that results in a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.
5. Conversion Rights.
The holders of Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:
(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock as provided herein.
(b) Series D Preferred Conversion Rate. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion in accordance with this Section 5 shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect by the number of shares of Series D Preferred being converted. The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price for the Series D Preferred by the Conversion Price for the Series D Preferred, calculated as provided in Section 5(f).

(c) Series C Preferred Conversion Rate. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion in accordance with this Section 5 shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect by the number of shares of Series C Preferred being converted. The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price for the Series C Preferred by the Conversion Price for the Series C Preferred, calculated as provided in Section 5(f).
(d) Series B Preferred Conversion Rate. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion in accordance with this Section 5 shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect by the number of shares of Series B Preferred being converted. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price for the Series B Preferred by the Conversion Price for the Series B Preferred, calculated as provided in Section 5(f).
(e) Series A Preferred Conversion Rate. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion in accordance with this Section 5 shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect by the number of shares of Series A Preferred being converted. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price for the Series B Preferred by the Conversion Price of the Series B Preferred, calculated as provided in Section 5(f).
(f) Conversion Price. The conversion price for the Series D Preferred shall initially be the Original Issue Price for the Series D Preferred, the conversion price for the Series C Preferred shall be the Original Issue Price for the Series C Preferred, the conversion price the Series B Preferred and the conversion price for the Series A Preferred shall initially be the Original Issue Price for the Series B Preferred (such applicable conversion price for each series of Preferred Stock being the “Conversion Price”). The initial Conversion Price of each series of Preferred Stock shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the Conversion Price of each series of Preferred Stock as so adjusted.

(g) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) at the Company’s option, either in cash (to the extent sufficient funds are legally available) or in Common Stock (at the Common Stock’s fair market value reasonably determined in good faith by the Board as of the date of such conversion), any declared and unpaid dividends on such shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value reasonably determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
(h) Adjustment for Stock Splits and Combinations. If, at any time or from time to time on or after the date that the first share of Series D Preferred Stock is issued (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price for each series of Preferred Stock, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if, at any time or from time to time after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(h) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(i) Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time on or after the Original Issue Date, the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Conversion Price for each series of Preferred Stock then in effect shall be decreased as of the time of such issuance, as provided below:
(i) The Conversion Price for each series of Preferred Stock shall be adjusted by multiplying the Conversion Price of such series of Preferred Stock then in effect by a fraction equal to:
(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and
(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price for each series of Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Preferred Stock shall be adjusted pursuant to this Section 5(i) to reflect the actual payment of such dividend or distribution.
(j) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. It at any time or from time to time on or after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(k) Sale of Shares Below Conversion Price.
(i) If at any time or from time to time on or after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 5(k) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(h), 5(i) or 5(j) above, for an Effective Price (as defined below) less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale) (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price of such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance or sale by a fraction equal to:
(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price of such series of Preferred Stock in effect immediately prior to such issue or sale, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued (or deemed so issued or sold).
For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.
(ii) No adjustment shall be made to the Conversion Price of any series of Preferred Stock in an amount less than one cent per share. Any adjustment required by this Section 5(k) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 5(k) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Conversion Price of a series of Preferred Stock.
(iii) For the purpose of making any adjustment required under this Section 5(k), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be determined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(k), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price of a series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:
(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
(v) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
(vi) No further adjustment of the Conversion Price of a series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of a series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price of such series of Preferred Stock that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

(vii) For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 5(k), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(k) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:
(A) shares of Common Stock actually issued upon conversion of the Preferred Stock;
(B) up to 12,559,948 shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) (the “Option Pool”) after the Original Issue Date of the Series D Preferred Stock to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to (x) the 2007 Stock Incentive Plan of the Company or (y) stock purchase or stock option plans or other arrangements that are approved by the Board (including at least a majority of the Preferred Directors); provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not actually issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;
(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;
(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board (including at least a majority of the Preferred Directors);
(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board (including at least a majority of the Preferred Directors);
(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company that may not otherwise be made under the 2007 Stock Incentive Plan;
(G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board (including at least a majority of the Preferred Directors);

(H) shares of Common Stock issued pursuant to a registration statement filed under the Securities Act of 1933, as amended, pertaining to a Qualified Public Offering (as hereinafter defined); and
(I) any shares of Common Stock, Preferred Stock, Convertible Securities issued or issuable hereafter that are (i) approved by a majority of the Board (including at least a majority of the Preferred Directors), (ii) approved by the vote of the holders of at least fifty five percent (55%) of the Preferred Stock, voting together as a single class and (iii) approved by the vote of the holders of at least sixty percent (60%) of the Series D Preferred, voting as a separate class, as being excluded from the definition of “Additional Shares of Common Stock” hereunder.
Notwithstanding the foregoing, if the Company shall issue any shares of Common Stock and/or options, warrants or other Common Stock purchase rights to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary in excess of the Option Pool after the date of the filing of this Amended and Restated Certificate of Incorporation without the approval of the holders of at least fifty five percent (55%) of the shares of Preferred Stock then outstanding, then such shares shall be deemed “Additional Shares of Common Stock” for purposes of determining the rights of the holders of Preferred Stock to an adjustment to their respective Conversion Prices, and the amounts of any such adjustments, pursuant to this Section 5(k).
References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(k). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(k), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(k), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.
(viii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then, in the event that the Company subsequently issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), the Conversion Price of a series of Preferred Stock shall be reduced to the Conversion Price of such series of Preferred Stock that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(l) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of a series of Preferred Stock, for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price of a series of Preferred Stock at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock. Failure to request or provide such notice shall have no effect on any such adjustment.
(m) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least fifty five percent (55%) of the outstanding Preferred Stock), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.
(n) Automatic Conversion.
(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price of such series of Preferred Stock (A) at any time upon the affirmative election of the holders of at least fifty five percent (55%) of the outstanding shares of the Preferred Stock, voting as a single class on an as-converted to Common Stock basis; provided that a conversion of shares of Series D Preferred pursuant to this clause (A) shall also require the affirmative election of the holders of at least sixty five percent (65%) of the outstanding shares of Series D Preferred, voting as s separate class, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 (a “Qualified Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(g).

(ii) Upon the occurrence of either of the events specified in Section 5(n)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(g).
(o) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as reasonably determined in good faith by the Board) on the date of conversion.
(p) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
(q) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such bolder appearing on the books of the Company.

(r) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
(s) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively, and either generally or in a particular instance, by the consent or vote of the holders of each such series of Preferred Stock, voting separately, as follows: (i) in the case of the Series A Preferred, fifty-five percent (55%) of such series of Preferred Stock, (ii) in the case of the Series B Preferred, a majority of such series of Preferred Stock, (iii) in the case of the Series C Preferred, sixty percent (60%) of such series of Preferred Stock and (iv) in the case of the Series D Preferred, sixty percent (60%) of such series of Preferred Stock; provided, in the event that any shares of Common Stock, Preferred Stock, Convertible Securities are excluded from the definition of “Additional Shares of Common Stock” (as defined in Article IV, Section 5 (k)(vii)) by the requisite vote of the holders of Preferred Stock as set forth in Article IV, Section 5 (k)(vii)(I), no separate waiver under this subsection (s) shall be required to approve any such exclusion from the definition of “Additional Shares of Common Stock”.
6. Redemption.
No shares of Preferred Stock shall be redeemable.
7. No Reissuance of Preferred Stock.
No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.
G. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows (in each case, except as otherwise set forth in this Amended and Restated Certificate of Incorporation or as may be provided by the laws of the State of Delaware): (1) each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote; (2) except for and subject to those rights expressly granted to the holders of the Preferred Stock, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (a) the right to receive dividends, when and as declared by the Board out of assets legally available therefor and (b) in the event of any distribution of assets upon a Liquidation Event or otherwise, the right to receive ratably and equally all the assets and funds of the Company remaining after the payment to the holders of shares of Preferred Stock of the specific amounts which they are entitled to receive, respectively, upon such Liquidation Event as herein provided.

V.
A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.
B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.
C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D. In the event that a member of the Board who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.
VI.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.
B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
D. Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.
* * * *
FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.
FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

In Witness Whereof, LendingClub Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 28th day of July, 2011.

LendingClub Corporation
By:	/s/ Renaud Laplanche
Renaud Laplanche, President